Exhibit 99.1

Bruker BioSciences Reports Financial Results for the Third Quarter of 2007

BILLERICA, Mass., October 29, 2007 (BUSINESS WIRE) –  Bruker BioSciences Corporation (NASDAQ: BRKR) today reported its financial results for the three and nine months ended September 30, 2007.

For the third quarter of 2007, revenue increased by 25% to $131.6 million, compared to revenue of $104.9 million in the third quarter of 2006. Excluding the effects of foreign currency translation, third quarter 2007 revenue increased by 20% year-over-year. Net income in the third quarter of 2007 was $8.7 million, or $0.08 per diluted share, compared to net income of $3.0 million, or $0.03 per diluted share, in the third quarter of 2006. Included in third quarter of 2007 net income was a one-time tax benefit of $2.4 million, or $0.02 per diluted share, related to the revaluation of the Company’s deferred tax assets and liabilities as a result of a tax law change in Germany enacted in the third quarter of 2007 which will decrease the statutory German corporate income tax rate beginning in 2008.

During the nine months ended September 30, 2007, revenue increased by 21% to $363.8 million, compared to revenue of $300.2 million during the nine months ended September 30, 2006. Excluding the effects of foreign currency translation, revenue for the nine months ended September 30, 2007 increased by 16% year-over-year. Net income during the nine months ended September 30, 2007 was $17.5 million, or $0.16 per diluted share, compared to net income of $8.8 million, or $0.09 per diluted share, during the nine months ended September 30, 2006.

Commenting on the third quarter, Frank Laukien, President and CEO, said: “We are pleased with our top-line performance in the third quarter, with all three operating divisions delivering double digit growth year-over-year. Moreover, we continue to improve gross profit margins and leverage our operating expenses, resulting in year-over-year improvements to our operating income margin.”

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 10 a.m. Eastern Time on Monday, October 29, 2007. To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol. The webcast will be available through the Company web site for 30 days. Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada. Investors should refer to the Bruker BioSciences Quarterly Earnings Call. A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 72671589.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation in Billerica, Massachusetts is the parent company of Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics, Inc. Bruker AXS is a leading provider of life science, materials research and industrial X-ray analysis and spark-OES tools. Bruker Daltonics is a leading provider of innovative life science tools based on mass spectrometry, and also offers a broad line of chemical, biological, radiological and nuclear (CBRN) detection products for homeland security. Bruker Optics is a leading provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology. For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2006, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Product revenue	$115,235	$91,928	$317,243	$264,104
Service revenue	16,163	12,625	46,113	34,895
Other revenue	245	317	477	1,210
Total revenue	131,643	104,870	363,833	300,209

Cost of product revenue	59,924	50,659	166,525	143,414
Cost of service revenue	9,886	8,028	29,816	20,633
Total cost of revenue	69,810	58,687	196,341	164,047

Gross profit margin	61,833	46,183	167,492	136,162

Operating Expenses:
Sales and marketing	27,057	19,063	74,909	58,795
General and administrative	8,556	7,239	24,036	20,319
Research and development	14,763	11,936	42,302	36,495
Acquisition related charges		961		5,829
Total operating expenses	50,376	39,199	141,247	121,438

Operating income	11,457	6,984	26,245	14,724

Interest and other income (expense), net	(619)	(491)	(825)	3,522

Income before income tax provision and minority interest in consolidated subsidiaries	10,838	6,493	25,420	18,246
Income tax provision	2,065	3,535	7,655	9,398

Income before minority interest in consolidated subsidiaries	8,773	2,958	17,765	8,848
Minority interest in consolidated subsidiaries	109	(18)	255	75
Net income	$8,664	$2,976	$17,510	$8,773

Net income per share:
Basic	$0.08	$0.03	$0.17	$0.09
Diluted	$0.08	$0.03	$0.16	$0.09

Weighted average shares outstanding:
Basic	104,372	102,038	103,802	101,635
Diluted	106,674	102,704	106,480	102,090

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS

Current assets:
Cash and short-term investments	$38,904	$52,147
Accounts receivable, net	85,840	79,604
Due from affiliated companies	6,366	9,028
Inventories	184,248	134,504
Other current assets	28,082	19,461
Total current assets	343,440	294,744

Property and equipment, net	101,015	90,349
Intangible and other assets	53,909	48,094

Total assets	$498,364	$433,187

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$21,014	$21,857
Accounts payable	31,102	23,102
Due to affiliated companies	7,526	5,901
Other current liabilities	150,807	144,268
Total current liabilities	210,449	195,128

Long-term debt	18,078	22,863
Other long-term liabilities	30,861	23,491
Minority interest in subsidiaries	460	239

Total shareholders’ equity	238,516	191,466

Total liabilities and shareholders’ equity	$498,364	$433,187

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: Michael.Willett@Bruker.com